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                                                                EXHIBIT 10.1


                    CHANGE OF CONTROL AND SEVERANCE AGREEMENT


         THIS AGREEMENT between Chadwick's of Boston, Ltd., a Delaware corporation (the "Company"), and ________________ ("Executive"), is dated as of
_______________.

         Executive is a key executive of the Company or a Subsidiary and an integral part of its management.

         The Company recognizes that the possibility of a change of control of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders.

         The Company wishes to assure Executive of fair severance should his employment terminate in specified circumstances following a change of control of the Company and to assure Executive of certain other benefits upon a change of control.

         The Company also wishes to assure Executive of fair severance should his employment terminate in certain other circumstances.

         In consideration of Executive's continued employment with the Company or a Subsidiary and other good and valuable consideration, the parties agree as follows:

         1. Definitions. The following terms as used in this Agreement shall have the following meanings:

                  a. "Base Salary" shall mean Executive's annual base salary, exclusive of any bonus or other benefits he may receive.

                  b. "Cause" shall mean dishonesty, conviction of a felony or gross neglect of duties (other than as a result of Disability, Incapacity or death), or conflict of interest, which gross neglect or conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such gross neglect or conflict.

                  In respect of any termination during any Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a

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         majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (a) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), (b) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (c) the 90th day after notice of termination is given (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period).

                  c. "Change of Control" shall have the meaning set forth in Exhibit A.

                  d. "Company" shall mean Chadwick's of Boston, Ltd., a Delaware corporation, or any successor.

                  e. "Current Title" shall mean Executive's most senior title during the period 180 days prior to the commencement of a Standstill Period.

                  f. "Date of Termination" shall mean the date on which Executive's employment is terminated.

                  g. "Disability" shall have the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

                  h. "Executive" shall have the meaning set forth in the first paragraph of this Agreement.

                  i. "Incapacity" shall mean a disability (other than Disability within the meaning of the immediately preceding definition) or other impairment of health that renders Executive unable to perform his duties to the satisfaction of the Executive Compensation Committee of the Board of Directors of the Company. If by reason of Incapacity Executive is unable to perform his duties for at least six months in any 12-month period, upon written notice by the Company the employment of Executive shall be deemed to have terminated by reason of Incapacity.

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                  j. "Good Reason" shall mean, with respect to any voluntary termination of employment by the Executive other than during a Standstill Period, the following:

                           i. the assignment to Executive of any duties
                  inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company (or a Subsidiary) on the later of the date of this Agreement and 120 days prior to such termination, or a substantive change in Executive's titles, reporting requirements or offices as in effect on the later of the date of this Agreement and 120 days prior to such termination, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company (or a Subsidiary) for Cause or by Executive other than for Good Reason; or any other action by the Company (or a Subsidiary) which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company or the Subsidiary promptly after receipt of notice thereof given by Executive; or

                           ii. if Executive's rate of Base Salary for any fiscal
                  year is less than 100 percent of the Base Salary paid to Executive in the completed fiscal year immediately preceding the fiscal year in which the Executive voluntarily terminates his employment (or less than Executive's rate of Base Salary in effect as of the date this Agreement, if higher), or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the fiscal year in which the Executive voluntarily terminates his employment (or less than Executive's total cash compensation opportunities including salary and incentives, in effect as of the date of this Agreement, if higher); or

                           iii. any relocation of Executive of more than 40
                  miles from the place where Executive was located on the later of the date of this Agreement and 120 days prior to Executive's termination.

         Notwithstanding the foregoing, a voluntary termination by Executive of his Employment shall not be deemed to be for "Good Reason" unless such termination occurs within 120 days after the occurrence of any event described in clauses (i), (ii) or (iii) above without Executive's express written consent, Executive gives notice to the Company at least 30 days in advance requesting that

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         the situation described in such clauses be remedied, and the situation remains unremedied upon expiration of such 30-day period.

                  k. "Initial Employment Period" shall mean the period commencing as of the date of this Agreement and ending on the date three years following such date.

                  l. "Prohibited Period" means a period commencing on the Date of Termination and ending on either (1) if the Date of Termination occurs during the Initial Employment Period, the later of the last day of the Initial Employment Period and the date one year from the Date of Termination, or (2) if the Date of Termination occurs after the end of the Initial Employment Period, the date one year from the Date of Termination.

                  m. "Qualified Termination" shall mean the termination of Executive's employment during any Standstill Period (1) by the Company other than for Cause, (2) by reason of death, Incapacity or Disability, or (3) by the Executive voluntarily in connection with the following events:

                           i. the assignment to him of any duties inconsistent
                  with his positions, duties, responsibilities, reporting requirements, and status with the Company (or a Subsidiary) immediately prior to a Change of Control, or a substantive change in Executive's titles, reporting requirements or offices as in effect immediately prior to a Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company (or a Subsidiary) for Cause or by Executive other than in connection with an event described in this clause (3); or any other action by the Company (or a Subsidiary) which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company or the Subsidiary promptly after receipt of notice thereof given by Executive; or

                           ii. if Executive's rate of Base Salary for any fiscal
                  year is less than 100 percent of the Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control (or less than Executive's rate of Base Salary in effect as of the date of this Agreement, if higher), or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

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                           iii. the failure of the Company (or a Subsidiary) to
                  continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to a Change of Control unless the Company (or a Subsidiary) provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company (or a Subsidiary) that would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to a Change of Control, unless the elimination or reduction of any such benefit, perquisite or plan affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

                           iv. any purported termination of Executive's
                  employment by the Company (or a Subsidiary) for Cause during a Standstill Period which is not effected in compliance with paragraph (b) above; or

                           v. any relocation of Executive of more than 40 miles
                  from the place where Executive was located at the time of the Change of Control; or

                           vi. any other breach by the Company of any provision
                  of this Agreement; or

                           vii. the Company sells or otherwise disposes of, in
                  one transaction or a series of related transactions (but not including a disposition that is part of a sale-and-leaseback or similar financing transaction), assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit A); or

                           viii. termination by Executive of his employment for
                  Retirement; or

                           ix. the voluntary termination by Executive of his
                  employment (i) at any time within one year after the Change of Control or (ii) at any time during the second year after the Change of Control until the Company (or a Subsidiary) offers Executive an employment contract having a minimum two-year duration which provides Executive with

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                  substantially the same title, responsibilities, annual and long-range compensation, benefits and perquisites that he had immediately prior to the Standstill Period. Notwithstanding the foregoing, the Board of Directors of the Company may expressly disregard or limit the application of this clause
                  (ix) if it disregards or limits to substantially the same extent the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which such Board shall in its discretion deem appropriate in the circumstances). The determination of whether to disregard, limit or impose conditions on the application of this clause
                  (ix) shall be within the complete discretion of the Board of Directors of the Company but shall be made prior to the Change of Control.

         Notwithstanding the foregoing, a voluntary termination by Executive of his Employment shall not be deemed to fall within this clause (3) unless: (A) with respect to any of the events described in clauses (i),
         (ii), (iii), (iv), (v) or (vi) above, such termination occurs within 120 days after the occurrence of any of such event without Executive's express written consent, Executive gives notice to the Company at least 30 days in advance requesting that the situation described in such clauses be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) with respect to the event described in clause (vii) above, such termination occurs within 120 days after the occurrence of such event without Executive's express written consent and Executive gives notice to the Company at least 30 days in advance; or (C) with respect to the events described in clauses
         (viii) or (ix), Executive gives notice to the Company at least 30 days in advance.

                  n. "Retirement" shall mean voluntary termination by Executive of his employment in accordance with the Company's retirement plan or program generally applicable to its salaried employees or in accordance with any retirement arrangement established with Executive's consent with respect to him. Nothing in this Agreement shall affect any agreement between Executive and the Company with respect to his retirement.

                  o. "Standstill Period" shall be the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

                  p. "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

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         2. Benefits Upon Change of Control.

                  a. Benefits Following Termination of Employment. Executive shall be entitled to the following benefits upon a Qualified
         Termination:

                           i. Within 30 days following the Date of Termination,
                  the Company shall pay to Executive the following in a lump sum:

                                    (1) an amount equal to two times Executive's
                           Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control (or if Executive's title was changed to a level below that of Executive's Current Title, the rate in effect immediately prior to such change), whichever is highest, plus the accrued and unpaid portion of Executive's Base Salary through the Date of Termination. Any payments made to Executive under any long term disability plan of the Company with respect to the two years following termination of employment shall be offset against such two times Base Salary payment. Executive shall promptly make reimbursement payments to the Company to the extent any such disability payments are received after the Base Salary payment.

                                    (2) if Executive was a participant in the
                           Company's Supplemental Executive Retirement Plan ("SERP") immediately prior to a Change of Control and the number of years Executive has been employed by the Company (or a Subsidiary) is five or more, including service for The TJX Companies, Inc. and its subsidiaries, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B participant (regardless of whether he was participating in SERP on the Date of Termination). The present value of such payments shall be calculated using the following rules and assumptions:

                                            (A) a credit equal to the number of
                                    Years of Service (as that term is defined in SERP) that Executive has been employed by the Company and subsidiaries at the Date of Termination, including service for The TJX Companies, Inc. and its subsidiaries, shall be added to his Years of Service in determining Executive's total Years of Service. However, the total Years of Service determined hereunder shall not exceed the lesser of (x) 20 or (y) the

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                                    Years of Service that Executive would have
                                    had if he had retired at the age of 65;

                                            (B) Executive's Average Compensation
                                    (as that term is defined in SERP) shall be determined as of the Date of Termination;

                                            (C) Executive's Primary Social
                                    Security Benefit (as that term is defined in SERP) shall mean the annual primary insurance amount to which Executive is entitled or would, upon application therefor, become entitled at age 65 under the provisions of the Federal Social Security Act as in effect on the Date of Termination assuming that Executive received annual income at the rate of his Base Salary from the Date of Termination until his 65th birth date which would be treated as wages for purposes of the Social Security Act;

                                            (D) the monthly benefit under SERP
                                    determined using the criteria set forth in
                                    (A), (B), and (C) above shall be multiplied by 12 to determine an annual benefit; and

                                            (E) the present value of such annual
                                    benefit shall be determined by multiplying the result in (D) by the appropriate actuarial factor from the most recently published table 4A (or its equivalent) as published by the Pension Benefit Guaranty Corporation and which is effective for plan terminations occurring on the Date of Termination, using Executive's age to the nearest year determined as of that date. If, as of the Date of Termination, Executive has previously satisfied the eligibility requirements for Early Retirement under the Company's Retirement Plan, then the appropriate factor shall be that based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 And Payable For Life Thereafter -- Healthy Lives," except that if Executive's age to the nearest year is more than 60, then such higher age shall be substituted for 60. If, as of the Date of Termination, Executive has not satisfied the eligibility requirements for Early Retirement under the Company's Retirement Plan, then the appropriate factor shall be based on the most recently published "PBGC

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                                    Actuarial Value of $1.00 Per Year Deferred
                                    To Age 65 And Payable For Life Thereafter --
                                    Healthy Lives."

                  If Executive receives a payment under this subparagraph (ii), he shall not be entitled to any other payments under SERP.

                           ii. Until the second anniversary of the Date of
                  Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance, medical insurance and disability plans and programs in which Executive was entitled to participate immediately prior to the Change of Control (or if Executive's title was changed to a level below that of Executive's Current Title, all such plans and programs in which Executive was entitled to participate immediately prior to such change, if the benefits thereunder are greater), provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

                           iii. For a period of two years after the Date of
                  Termination, the Company shall make available to Executive the use of any automobile that was made available to Executive prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company's automobile policy in effect immediately prior to the Change of Control, or if Executive's title was changed to a level below that of Executive's Current Title, the Company shall make available to Executive the use of an automobile of a type comparable to the automobile that was made available to him immediately prior to such change (or, in lieu of making such automobile available, the Company may at its option pay to Executive the present value of its cost of providing such automobile). Within 30 days after the close of each calendar year ending within such two-year period, the Company shall also pay to Executive an amount to gross up Executive for the federal and state tax liability of Executive, if any, for the use of such automobile during the calendar year. If immediately prior to the Date of Termination, the Company provided Executive with an automobile allowance rather than with the use of an automobile, the Company shall pay to Executive in a lump sum within 30 days following the Date of Termination an amount equal to (i) two times

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                  Executive's automobile allowance for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control (or if Executive's title was changed to a level below that of Executive's Current Title, the rate in effect immediately prior to such change), whichever is highest, including any increase in such rate which would have become effective during the two-year period following the Date of Termination (had a Qualified Termination not occurred), in accordance with the Company's automobile policy in effect immediately prior to the Change of Control, plus (ii) the accrued and unpaid portion of Executive's automobile allowance through the Date of Termination, plus (iii) an amount to gross up Executive for the federal and state tax liability of Executive on such lump sum payment. In addition to either providing the use of an automobile or paying the amount described in the preceding sentence, the Company shall also reimburse Executive for reasonable amounts of cellular telephone expenses incurred by Executive during the two-year period following the Date of Termination.

                  Payments under this Section 2(a) and Section 2(b) shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment under this Section 2(a) or Section 2(b), amounts payable under this Section 2(a) and Section 2(b) shall be reduced to the extent, and only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under this Section 2(a) or
         Section 2(b) are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Coopers & Lybrand or by such other certified public accounting firm as the Executive Compensation Committee of the Company's Board of Directors may designate prior to a Change of Control. In the event of any underpayment or overpayment under this Section 2(a) or Section 2(b), as determined by Coopers & Lybrand (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

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                  b. Other Benefits. Within 30 days following a Change of
         Control, whether or not Executive's employment has been terminated, the Company shall pay to Executive the following in a lump sum:

                           i. an amount equal to the "Target Bonus" under the
                  Company's Management Incentive Plan ("MIP") or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, the "Target Bonus" applicable to Executive for the fiscal year in which such change occurred as if he continued to hold Executive's Current Title, if higher); and

                           ii. if Executive is a participant in the Company's
                  Long Range Management Incentive Plan or any other performance-based long-range incentive plan ("LRMIP") at the Change of Control (but specifically excluding any long-range incentive plan which states that its sole or primary purpose is retention), an amount with respect to each Award Period (as that term is defined in LRMIP) for which Executive has been designated as a participant equal to the product of (A) the maximum award payable to Executive for such Award Period, as designated by the Company's Executive Compensation Committee under LRMIP (or, if Executive's title was changed to a level below that of Executive's Current Title, in the case of an Award Period which commences after such change, the maximum award payable to Executive for such Award Period shall be deemed to be the maximum award payable to Executive for the Award Period which commenced immediately prior to such change, if higher), and (B) a fraction, the denominator of which is the total number of fiscal years in the Award Period and the numerator of which is the number of fiscal years which have elapsed in such Award Period prior to the Change of Control (for purposes of this fraction, if the Change of Control occurs during the first quarter of a fiscal year, then one-quarter of the fiscal year shall be deemed to have elapsed prior to the Change of Control, and if the Change of Control occurs after the first quarter of the fiscal year, then the full fiscal year shall be deemed to have elapsed prior to the Change of Control).

         3. Nonsolicitation and Noncompetition; Other Severance Payments; No Mitigation of Damages; Notice of New Employment; Withholding.

                  a. Nonsolicitation and Noncompetition.

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                           i. Upon the termination of the Executive's employment
                  for any reason, Executive shall not during a Prohibited Period under any circumstances (1) employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or (2) recommend the employment of any "protected person" to any other business organization in which Executive has any direct or indirect interest (other than a less-than-one percent equity interest in an entity), with which Executive is affiliated or for which Executive renders services. A "protected person" shall be a person known by Executive to be employed by the Company or its subsidiaries at or within six months prior to the commencement of conversations with such person with respect to employment.

                           As to (1) each "protected person" to whom the
                  foregoing applies, (2) each subcategory of "protected person" as defined above, (3) each limitation on (A) employment of,
                  (B) solicitation of, or (C) unsolicited acceptance of services from, each "protected person" and (4) each month of the period during which the provisions of this paragraph (i) apply to each of the foregoing, the provisions set forth in this paragraph (i) are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this paragraph (i) or any other term of this agreement.

                           ii. During the course of his employment, Executive
                  will have learned many trade secrets of the Company and will have access to confidential information and business plans of the Company. Therefore, subject to paragraph (iii) of this
                  Section 3(a), if Executive should terminate his employment voluntarily at any time other than for Good Reason, but including by reason of Retirement or Disability, or if the Company should terminate Executive's employment at any time for Cause, then, during the Prohibited Period, Executive will not engage, either as principal, employee, partner, consultant or investor (other than a less-than-one percent equity interest in an entity), in a business which is a competitor. A business shall be deemed a competitor for purposes of this paragraph if it shall operate a catalogue business dealing primarily in off-price apparel. For purposes of this paragraph, The TJX Companies, Inc. and its subsidiaries shall also be deemed competitors. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed restricted as to duration, geographical scope or otherwise, to the extent,

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                  and only to the extent, necessary to make this paragraph
                  lawful and enforceable in the particular jurisdiction in which such determination is made.

                           iii. Paragraph (ii) of this Section 3(a) shall not
                  apply if Executive's employment is terminated either by the Company or by Executive during a Standstill Period.

                  b. Other Severance Payments.

                           i. If the Executive's employment is terminated on or
                  prior to the last day of the Initial Employment Period, such termination is either by the Executive for Good Reason or by the Company for any reason other than for Cause, and such termination is not a Qualified Termination, no compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

                                    (1) For the longer of (A) one year after the
                           Date of Termination or (B) the remainder of the Initial Employment Period, the Company will continue to pay to Executive his Base Salary at the rate in effect on the Date of Termination. Base Salary shall be paid for the first twelve months of the period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation.

                                    (2) Until the expiration of Base Salary
                           payments described in (1) immediately above or until Executive shall commence other employment or self-employment, whichever shall first occur, the Company will provide medical and hospital insurance and term life insurance (but not long-term disability insurance) for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as shall be provided for Company executives generally.

                                    (3) For purposes of the MIP, Executive shall
                           be entitled to payment, if any, pursuant to the terms of the MIP, or, if greater, such amount as Executive would have earned under MIP if his employment had continued until the end of the fiscal year (prorated for the period of active employment during the year).

                  Executive shall also be entitled to payments or benefits under other plans of the Company to the extent provided therein in the circumstances.

                           ii. If the Executive's employment is terminated after
                  the last day of the Initial Employment Period, such termination is either by the Executive for Good Reason or by the Company for any reason other than for Cause, and such termination is not a Qualified Termination, no other compensation or other benefits shall be payable to or accrue to Executive hereunder except as follows:

                                    (1) The Company will continue to pay to
                           Executive his then Base Salary for a period of twelve months from the Date of Termination, which Base Salary shall be reduced after six months for compensation earned from other employment or self-employment.

                                    (2) Until the expiration of the period of
                           Base Salary payments described in (1) immediately above or until Executive shall commence other employment or self-employment, whichever shall first occur, the Company will provide such medical and hospital insurance and term life insurance (but not long-term disability insurance) for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as shall be provided for Employer executives generally.

                                    (3) For purposes of the MIP, Executive shall
                           be entitled to payment, if any, pursuant to the terms of the MIP, or, if greater, such amount as Executive would have earned under the MIP if his employment had continued until the end of the fiscal year (prorated for the period of active employment during such year).

                  Executive shall also be entitled to payments or benefits under other plans of the Company to the extent provided therein in the circumstances.

                           iii. If the Executive's employment terminates by
                  reason of death, Disability or Incapacity, and such termination is not a Qualified Termination, no compensation or benefits shall be payable to or accrue to Executive hereunder, except that Executive shall be entitled to payment, if any, pursuant to the terms of the MIP or, if greater, such amount as Executive would have earned under the MIP until the end of the fiscal year (pro-rated for the period of active employment during such year). Executive shall also be entitled to payments or benefits under other

                  Employer plans, including any long-term disability plan, to the extent therein provided in the circumstances.

                           iv. In the event that Executive has an employment
                  contract or any other agreement with the Company (or a Subsidiary) which entitles Executive to severance payments upon the termination of his employment with the Company, the amount of any such severance payments shall be deducted from the payments to be made under this Agreement. If Executive should violate the provisions of Section 3(a)(i) hereof, all compensation and benefits payable under Section 3(b) shall cease.

                  c. No Duty to Mitigate Damages. Executive's benefits under this Agreement shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall not be governed by any duty to mitigate his damages by seeking further employment, nor shall such benefits be offset by any compensation which he may receive from future employment, except as provided in Section 3(b).

                  d. Notice of New Employment. If Executive's employment terminates other than in a Qualified Termination, Executive agrees (i) to notify the Company immediately upon his securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or his benefits provided by the Company shall be subject to termination under Section 3(b) and
         (ii) to furnish to the Company written evidence of his compensation earned from any such employment or self-employment as the Company shall from time to time request. In addition, upon the Executive's termination of employment for any reason other than the death of the Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

                  e. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         4. Anticipatory Termination. Anything in this Agreement to the contrary notwithstanding, if Executive's employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated by Executive that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a specifically threatened Change of Control, then for all purposes of this Agreement, a Change of Control shall be deemed to have occurred on the date immediately prior to the date of such termination.

         5. Miscellaneous. Any fringe benefits which the Company has committed to provide to the Executive as of the date of this Agreement shall continue to be provided without material change until either the Board of Directors of the Company or the Executive Compensation Committee of the Board, each in its sole discretion, modifies, reduces or eliminates any such fringe benefit. No such modification, reduction or elimination, if it shall occur during a Standstill Period, shall affect the Executive's right to cause a Qualified Termination. In the event the definition of Change of Control in this Agreement differs from the definition of "change of control" contained in any other executive compensation or employee benefit plan (other than a tax-qualified plan) maintained by the Company in which the Executive is a Participant, the definition of Change of Control contained herein shall control for the purposes of determining whether a "change of control" has occurred under such other plan with respect to the Executive. Without limiting the foregoing, the occurrence of a Change of Control as defined in this Agreement shall automatically cause each stock option and stock appreciation right granted to Executive under the Chadwick's of Boston, Ltd. 1996 Equity Incentive Plan to become fully exercisable to the extent provided under such Equity Incentive Plan in the event of a "change of control" as defined in such Equity Incentive Plan.

         6. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitration shall be by a panel of three arbitrators, one each chosen by the Executive and the Company, and the third chosen by mutual agreement of the arbitrators chosen by the Executive and the Company.

         7. Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during any Standstill Period is for Cause or is not described in clause (3) of Section 1(m) or in obtaining any right or benefit to which Executive is entitled under this Agreement in the event of a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the First National Bank of Boston, until paid in full.

         8. Notice of Termination. During a Standstill Period, Executive's employment may be terminated by the Company (or a Subsidiary) only upon 30 days' written notice to Executive.

         9. Notices. All notices shall be in writing and shall be deemed given five days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

        To the Company:                Chadwick's of Boston, Ltd.
                                       35 United Drive
                                       West Bridgewater, MA  02379
                                       Attention:  _______________

        To Executive:                  At his home address,
                                       as last shown on the
                                       records of the Company

The failure by Executive to set forth in any notice of termination of employment any fact or circumstance which contributes to a showing of Good Reason or that such termination is described in clause (3) of Section 1(m) shall not waive any of Executive's rights hereunder or preclude him from asserting such fact or circumstance in enforcing his rights hereunder.

         10. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

         11. General Provisions.

                  a. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by Executive's personal or legal representatives or successors. If Executive dies while any amounts would still be payable to him hereunder, benefits would still be provided to his family hereunder or rights would still be exercisable by him hereunder as if he had continued to live, such amounts shall be paid to Executive's estate, such benefits shall be provided to Executive's family and such rights shall remain exercisable by Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Executive.

                  b. Successors. This Agreement shall inure to and be binding upon the Company's successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume expressly this Agreement. If the Company shall not obtain such agreement prior to the effective date of any such succession, Executive shall have all rights resulting under this Agreement from a termination by Executive described in clause (3) of Section 1(m). This Agreement shall not otherwise be assignable by the Company, and, in any event, the Company shall remain obligated to the Executive for all obligations and shall not rely on any suretyship defenses.

                  c. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

                  d. Titles. No provision of this Agreement is to be construed by reference to the title of any section.

                  e. Continued Employment. This Agreement shall not give Executive any right of continued employment or any right to compensation or benefits from the Company or any Subsidiary except the right specifically stated herein to certain severance and other benefits, and shall not limit the Company's (or a Subsidiary's) right to change the terms of or to terminate Executive's employment, with or without Cause, at any time other than during any Standstill Period, except as may be otherwise provided in a written employment agreement between the Company (or a Subsidiary) and Executive.

                  f. Prior Agreement. This Agreement shall supersede and replace any prior change of control severance agreement between the Company or any of its subsidiaries, or any predecessor, and Executive.

                  g. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            CHADWICK'S OF BOSTON, LTD.


                                            By __________________________



                                               __________________________
                                               Executive

                                    EXHIBIT A

                        Definition of "Change of Control"


         "Change of Control" shall mean the occurrence of any one of the following events occurring after the initial public offering of stock of Chadwick's of Boston, Ltd.:

                  (a) there occurs a change of control of Chadwick's of Boston, Ltd. ("Chadwick's") of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, that no transaction shall be deemed to be a Change of Control
         (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Executive Compensation Committee (the "Committee") shall otherwise determine prior to such occurrence, if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

                  (b) any Person other than Chadwick's, any wholly-owned subsidiary of Chadwick's, or any employee benefit plan of Chadwick's or such a subsidiary becomes the owner of 20% or more of Common Stock of Chadwick's and thereafter individuals who were not directors of Chadwick's prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of Chadwick's Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

                  (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board of Directors of Chadwick's and thereafter individuals who were not directors of Chadwick's prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Board of Directors of Chadwick's; or

                  (d) Chadwick's executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of Chadwick's shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of Chadwick's when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, the Executive or any Executive Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of Chadwick's owned by the Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of Chadwick's immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the shareholders of Chadwick's of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement); or

                  (e) The TJX Companies, Inc. ("TJX") shall directly or indirectly through any 80% or more owned (direct or indirect) subsidiary become, as the result of the acquisition of additional Common Stock, the owner of more than 50% of the outstanding Common Stock; or

                  (f) there shall occur a change of control of TJX, and, as the result of the acquisition of additional Common Stock, TJX has become at the time of such change of control, or shall become at any time following such change of control, the owner, directly or indirectly through any 80% of more owned (direct or indirect) subsidiary, of more than 40% of the outstanding Common Stock. For purposes of this paragraph (f), a change of control of TJX shall be deemed to occur if there occurs a "change of control" as defined in the change of control severance or similar agreement of the chief executive officer of TJX as from time to time in effect.

         In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:

         "Common Stock" shall mean the then outstanding Common Stock of Chadwick's plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of Chadwick's shall expressly so determine in any future transaction or transactions.

         A Person shall be deemed to be the "owner" of any Common Stock:

                           i. of which such Person would be the "beneficial
                  owner", as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on July 1, 1996;

                           ii. of which such Person would be the "beneficial
                  owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on July 1, 1996; or

                           iii. which such Person or any of its affiliates or
                  associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on July 1, 1996) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on July 1, 1996; provided, that, for purposes of paragraphs
(a), (b), (c) and (d) above, until such time as TJX and its 80% of more owned (direct or indirect) subsidiaries cease to own at least 5% of the outstanding Common Stock, neither TJX nor any 80% or more owned (direct or indirect) subsidiary of TJX shall be deemed a Person.

         An "Executive Related Party" shall mean any affiliate or associate of the Executive other than Chadwick's or a Subsidiary of Chadwick's. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, Chadwick's).

                                     - 23 -